EXHIBIT 5.1

FRANK J. HARITON, ATTORNEY AT LAW

1065 Dobbs Ferry Road

White Plains, New York 10607

TEL (914) 674-4373

FAX (914) 693-2963

October 23, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

       SDMS, Inc.. - Registration Statement on Form S-1 No.  333-194173

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Gentlemen:

         I have been requested by SDMS, Inc., a Nevada corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 2,550,417 (the "Shares") of the Company's common stock, offered on behalf of certain selling stockholders.

         In connection with this opinion, I have examined the Registration Statement and the Company's Certificate of Incorporation and By-laws, copies of the records of corporate proceedings of the Company, and such other documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

         Based upon and subject to the foregoing, I am of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

         I render no opinion as to the laws of any jurisdiction other than the States of New York and Nevada and the Laws of the United States of America. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included in the Registration Statement. I confirm that, as of the date hereof, I own no securities of the Company.

 Very truly yours,

 /s/ FRANK J. HARITON

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 Frank J. Hariton